As filed with the Securities and Exchange Commission on April 5, 2000

                                             Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                VASOMEDICAL, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                       11-2871434
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

180 Linden Avenue                            D. Michael Deignan, President
Westbury, New York  11590                    Vasomedical, Inc.
(516)  997-4600                              180  Linden  Avenue
(Address,  including  zip  code and          Westbury, New York 11590
telephone  number, including area code,      (516) 997-4600
of registrant's  principal executive         (Name address and telephone number,
offices)                                     including area code, of agent for
                                             service)


                                    --------
                                    Copy to:
                            David H. Lieberman, Esq.
                     Blau, Kramer, Wactlar & Lieberman, P.C.
                             100 Jericho Quadrangle
                             Jericho, New York 11753
                                 (516) 822-4820

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box []

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
Title of Each Class of                  Proposed Maximum        Proposed Maximum
Securities to be        Amount to be    Offering                Aggregate           Amount of
Registered              Registered      Price Per Security (1)  Offering Price (1)  Registration Fee
----------------------------------------------------------------------------------------------------
Common Stock,
par value $.001
per share (2)         100,000 shs.          $6.41                   $641,000           $278

----------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee, based on the closing price of the common stock reported in the consolidated reporting system on March 29, 2000.
(2) Represents 100,000 shares of common stock issuable upon the exercise of common stock purchase warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Preliminary Prospectus

                              SUBJECT TO COMPLETION
                               Dated April 5, 2000


                                VASOMEDICAL, INC.

                         100,000 Shares of Common Stock

     Vasomedical, Inc. is selling 100,000 shares of common stock. The shares are to be issued upon the exercise of Vasomedical's outstanding common stock purchase warrants issued to a selling securityholder. Each warrant represents the right to purchase one share of common stock at an exercise price of $1.44 per share until February 26, 2001.

     Vasomedical will bear the expenses in connection with the offering, including filing fees and Vasomedical's legal and accounting fees, estimated at $10,000.

     Vasomedical's common stock is traded on the Nasdaq National Market System under the symbol VASO. On March 29, 2000, the last reported sale price of the common stock as reported by the Nasdaq National Market System was $6.41 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         Prospectus dated _______, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Risk Factors ..............................................................    2
The Company ...............................................................    4
Use of Proceeds ...........................................................   14
Price Range of Common Stock ...............................................   15
Dividend Policy ...........................................................   15
Performance Chart .........................................................   16
Description of Securities .................................................   16
Plan of Distribution ......................................................   18
Legal Matters .............................................................   18
Experts ...................................................................   18
Where You Can Find More Information .......................................   19
Incorporation of Certain Documents by Reference ...........................   19










You should rely only on the information contained in this document or to which Vasomedical, Inc. has referred you. Vasomedical, Inc. has not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                  RISK FACTORS

     In evaluating whether to buy the securities offered by this prospectus, you should consider carefully the following factors.

     The following information, in addition to other information in this Prospectus and in the documents incorporated herein by reference, should be considered carefully by potential purchasers in evaluating Vasomedical, its business and an investment in shares of the Common Stock offered hereby.

     1. Need for Additional Funds. Management believes that its working capital position at February 29, 2000, and the ongoing commercialization of EECP , will make it possible for Vasomedical to support its internal overhead expenses and to implement its new development and business plans at least through February 28, 2001. While Vasomedical intends to finance its future cash requirements from the sale and lease of EECP systems, there is no assurance that Vasomedical can be successful in these efforts.

     2. Dependence on Limited Products. Currently, EECP is Vasomedical's only product. Vasomedical is concentrating substantially all of its efforts on EECP , which was recently approved for Medicare reimbursement, and is incurring sales and marketing expenses. Although Vasomedical generated revenue from EECP since fiscal 1996, there is no assurance that Vasomedical will continue to generate enough revenue to fund internal working capital requirements beyond February 2001.

     3. Historical Losses. Vasomedical was incorporated in July 1987 and, to date, has had limited revenues. For the nine months ended February 29, 2000 and the years ended May 31, 1999 and 1998, Vasomedical recorded net income of $574,000, and sustained net losses of $3,892,000 and $5,031,000, respectively. Vasomedical recognized $9,154,000,$6,024,000 and $5,225,000 in revenues for the nine months ended February 29, 2000 and the years ended May 31, 1999 and 1998, respectively.

     4. Uncertainty of Market Acceptance of Vasomedical's Products. With respect to EECP , management believes that it represents a new and innovative treatment for patients suffering from coronary heart disease. Additional efforts will be required to acquaint potential purchasers, such as doctors, hospitals, suppliers of medical equipment and other potential purchasers of the device. Vasomedical cannot guarantee acceptance by the medical community.

     5. Dependence on Key Personnel. Vasomedical is substantially dependent upon the efforts of its executive officers. However, Vasomedical maintains limited key-man life insurance. There are no assurances that Company's key executives will continue their employment with Vasomedical.

     6. Technological Obsolescence. Vasomedical is engaged in an area characterized by extensive research and development activities. New developments are expected to continue at a rapid pace and there can be no assurance that new discoveries will not render Vasomedical's products, processes and devices uneconomical or obsolete. The likelihood of success for Vasomedical's products must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development of new medical processes, devices and products and their level of acceptance by the medical community.

     7. Competition. There are other companies engaged in development, manufacture and/or marketing of products intended for the same uses as Vasomedical's products, processes and devices. These companies' products may receive more widespread commercial acceptance than Vasomedical's EECP because of greater financial resources and marketing capabilities.

     8. Future Sales of Common Stock. Of Vasomedical's Common Stock currently outstanding, approximately 2,538,683 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act and, under certain circumstances, may be sold without registration pursuant to that Rule. An additional 35,755,589 shares are covered by currently effective registration statements, of which 20,161,143 shares are included in Vasomedical's outstanding shares at March 29, 2000. The restricted securities, the previously registered securities, as well as the 100,000 shares of Common Stock registered hereunder represent approximately 35% of Vasomedical's outstanding Common Stock on a fully-diluted basis. Their sale, or even potential sale, pursuant to Rule 144, its prior registration statements, this registration statement or otherwise, would likely have an adverse effect on the market price of Vasomedical's Common Stock.

     9. Government Regulation. The development, testing, production and marketing of Vasomedical's products are subject to regulation by the FDA as devices under 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. Additionally, Vasomedical's products may be subject to regulation by similar agencies in other states and foreign countries. While Vasomedical believes that it has complied with all applicable laws and regulations, no assurance can be given that continued compliance with such laws or regulations, including any new laws or regulations, will not impose additional costs on Vasomedical which could adversely affect its financial performance and results of operations.

Forward-Looking Statement

     Except for historical information contained in this Prospectus, the matters discussed are forward looking statements that involve risks and uncertainties. When used in this Prospectus, words such as "anticipate", "believe", "estimate", "expect" and "intend" and similar expressions, as they relate to Vasomedical or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of Vasomedical's management, as well as assumptions made by and information currently available to Vasomedical's management. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; and the risk factors reported from time to time in Vasomedical's SEC reports. Vasomedical undertakes no obligation to update forward-looking statements as a result of future events or developments.

                                   THE COMPANY

General

     Vasomedical, incorporated in Delaware in July 1987, is engaged in the commercialization of the EECP enhanced external counterpulsation ("EECP ") system, a computer-based medical device for the noninvasive, atraumatic treatment of patients with coronary artery disease. The EECP system is marketed worldwide to hospitals, clinics and other cardiac health care providers.

  In fiscal 1992, Vasomedical, through the purchase of a 55% interest in Vaso Interim Corp. ("Vaso Interim"), acquired the worldwide exclusive marketing rights (except in China) to the EECP system and agreed to fund the research and development activities of Vasogenics, Inc. ("Vasogenics"), its joint-venture partner in Vaso Interim and sole minority shareholder. Vasogenics held the intellectual property rights to the EECP technology, including patents and manufacturing rights.

  In January 1995, Vasomedical acquired all the capital stock of Vasogenics for stock consideration and the assumption of certain liabilities. In connection with the acquisition, Vasomedical retained certain key employees of Vasogenics who had been involved in the development of the EECP technology. Vasogenics and Vaso Interim were subsequently merged into Vasomedical.

     EECP received marketing clearance from the Food and Drug Administration ("FDA") under a 510(k) premarket notification in February 1995 and received a national payment level and coverage policy from Medicare in January 2000.

The EECP  Enhanced External Counterpulsation System

General Discussion

  According to the American Heart Association, coronary heart disease ("CHD") is the single largest killer of American males and females. CHD caused 481,287 deaths in the United States in 1995. A major complication of CHD is angina pectoris, from which millions of Americans suffer. It is caused by obstruction of arteries which supply the heart muscle with blood. The pain associated with angina pectoris can be disabling, and conventional therapy, when medication fails, consists of invasive procedures, such as percutaneous transluminal coronary angioplasty ("PTCA") and coronary artery bypass grafting ("CABG"). According to a Report of the American College of Cardiology/American Heart Association Task Force on Assessment of Diagnostic and Therapeutic

Cardiovascular Procedures, re-occlusion of dilated vessels occurs within six months of PTCA interventions in 30% to 40% of cases (Journal of the American College of Cardiology Vol. 22, No. 7, December 1993:2033-2054) and localized or diffuse narrowings occur in half of vein grafts by ten years after CABG (Circulation Vol. 83, No. 3, March 1991:1125-1173).

  In March 1989, Vasogenics received 510(k) marketing clearance from the FDA for the MC1 model of the EECP system. In February 1995, Vasomedical received 510(k) marketing clearance for its EECP- MC2 model, which incorporated technological improvements of external counterpulsation. Marketing clearance was for use of the EECP procedure in the treatment of patients suffering from stable or unstable angina pectoris, acute myocardial infarction and cardiogenic shock. Vasomedical decided, however, to focus initially only on the stable angina pectoris indication.

The System

  EECP is an advanced treatment system utilizing fundamental hemodynamic principles to relieve angina pectoris. Treatment involves the inflation and deflation of a series of compressive air cuffs applied to the patient's lower extremities - the calves, lower thighs, and upper thighs, including the buttocks. Timing for inflation and deflation is regulated by a microprocessor running electrocardiogram ("ECG") signals through sets of algorithms that monitor safety and precision.

  Upon diastole, the cuffs are inflated sequentially and rapidly from the calves proximally, creating a retrograde arterial pressure wave that increases systemic aortic diastolic pressure, coronary perfusion pressure and blood flow. Compression of the vascular beds of the legs also increases venous return. Instantaneous decompression of all cuffs at the onset of systole lowers vascular impedance, thereby decreasing ventricular workload. This latter effect, when coupled with the augmented venous return, can raise cardiac output by as much as 63%.

  Patients usually begin to experience symptomatic relief of angina after 15 or 20 hours of a 35-hour treatment regimen. Positive effects are sustained between treatments and usually persist years after completion of a full course of therapy, as reported in the April 15, 1995 issue of the American Journal of Cardiology.

  The mechanism by which EECP produces long-term patient benefits remains uncertain, but thallium-201 and exercise stress test results combined are strongly indicative of an improvement in myocardial perfusion and resolution of reversible ischemic defects. The most logical explanation for these observations is that EECP in some way stimulates collateral vessel recruitment and/or growth. Collateral vessels may be regarded as one of the heart's emergency systems, and can be called upon to open up and also to be extended, in response to ischemia.

  The results of studies carried out at the State University of New York's University Medical Center at Stony Brook ("Stony Brook"), supported by previous experience in China, provided the first indication that EECP therapy may stimulate collateral flow in coronary artery disease patients. In support of this hypothesis is the observation that the presence of one or more vascular conduits without significant stenosis appears to be predictive of a favorable response to EECP therapy. In fact, effectiveness has been shown to be directly related to the number of patent coronary vessels in the treated patients. The explanation appears to be that a proximally patent conduit is necessary to allow transmission of augmented diastolic pressure and flow to distal coronary vessels, by which collateral recruitment or development is promoted.

Clinical Studies

  Early experiments with counterpulsation at Harvard in the 1950s demonstrated that this technique markedly reduces the workload, and thus oxygen consumption, of the left ventricle. This basic effect has been demonstrated over the past 40 years in both animal experiments and in patients. The clinical benefits of external counterpulsation were not consistently achieved in early studies because the equipment used then lacked some of the features found in the EECP system, such as the computer-controlled operating system that makes sequential cuff inflation possible. As the technology improved, however, it became apparent that both internal and external forms of counterpulsation were capable of improving survival in patients with cardiogenic shock following myocardial infarction. Later, in the 1980s, Dr. Zheng and colleagues in China reported on their extensive experience in treating angina using the newly developed enhanced sequential device - EECP . Not only did a course of treatment with EECP reduce the frequency and severity of anginal symptoms during normal daily functions and also during exercise, but the improvements were sustained for years after therapy.

  These results prompted a group of investigators at Stony Brook to undertake studies with EECP to reproduce the Chinese results, using both subjective and objective endpoints. The first study group consisted of 18 patients with chronic stable angina, despite medical and surgical intervention, as well as evidence, assessed by thallium-201 perfusion imaging, of ischemia during an exercise stress test. EECP treatment was administered for one hour daily for a total of 36 hours over approximately seven weeks. During the course of treatment, all 18 patients experienced substantial subjective improvements in symptoms, and 16 were completely free of angina during normal daily activities. Looking at objective measures of benefit, a comparison of maximal stress test results before and after treatment showed that EECP produced a significant increase (19%) in exercise tolerance in the total patient population.

  Intriguingly, results of thallium-201 scans before and after treatment also showed a complete resolution of perfusion defects in 12 patients (67%) and a decrease in the size of the ischemic zone in another two. Thus, 14 of 18 patients (78%) experienced a reduction in ischemia as assessed by radionuclide imaging.

  Subsequent data from a group of 50 angina patients who were treated with EECP are consistent with the above results. All of these patients reported a reduction in symptoms and 80% demonstrated improvement by radionuclide testing. Patients with one- or two-vessel disease were significantly more likely to respond than those with three-vessel disease.

  Seventeen of the original 18 patients studied, including 13 of the 14 patients who had previously shown a reduction in myocardial ischemia, were followed up for an average of three years. One of these 13 patients suffered a myocardial infarction, and another underwent a revascularization procedure during the intervening period. Of the remaining 11 patients, all remained free of limiting angina. Ten patients underwent repeat stress thallium testing. In these patients, the mean double product at three years was not significantly different from the baseline value; however, eight patients (80%) demonstrated persistent improvements in the results of thallium scintigraphy.

  Another study of 27 patients with angina pectoris indicated that EECP outpatient therapy appears to exert effects on the heart similar to those achieved by exercise training. After receiving EECP , approximately 80% of the patients studied achieved an increase in exercise time as measured during thallium stress tests. Although exercise usually causes increases in the heart rate and blood pressure, these patients exhibited lower than expected heart rate increases and no significant increases in blood pressure during their stress tests. This indicates that they achieved similar conditioning benefits from EECP as might be expected from engaging in a regular program of exercise.

  In this study, 26 men and one woman received 35 hours of EECP . A maximal radionuclide stress test was performed prior to entry into the study. Upon completion of the EECP treatment course, patients were again tested to the same cardiac workload and to maximum effort. The radionuclide imaging results were similar to those reported in previous studies with 78% of patients having a partial or complete resolution of perfusion defects indicating better or normalized blood flow to ischemic areas of the heart.

  Only those who had improved post-EECP radionuclide images demonstrated meaningful increases in maximal exercise times. However, in the "unimproved" group, there was a significant decrease in post- EECP double product, indicating a useful decrease in peripheral vascular resistance. The authors concluded that the two proposed mechanisms of EECP , improved stress perfusion of the ischemic myocardium and decreased peripheral vascular resistance, are complementary and may explain the improved exercise tolerance and symptomatic relief sometimes seen in patients with unchanged stress perfusion imaging.

  A five-year follow-up study of morbidity and mortality in 33 angina patients treated with EECP was reported by the Stony Brook center in April 1997. These patients had received 35 hours of EECP between 1989 and 1996, had documented CHD and had undergone pre- and post-exercise testing. The initial group of 18 patients previously reported at three years of follow-up was included in this expanded cohort. Cardiac angiography had been performed in 18 patients, with 16 of these patients having multi-vessel disease; ten of 33 patients treated had prior myocardial infarction and 13 had undergone either CABG or PTCA, with eight having undergone both treatments. Of the 33 patients treated, 4 died 1-5 years after initial treatment with EECP , and complete follow-up data concerning cardiac events was obtained in the 29 surviving patients. Although nine patients required interim hospitalizations for one or more cardiac conditions, which consisted of acute myocardial infarcts (4), new CABG or PTCA (6), other cardiac surgery (1) or unstable angina (1), 20 of the 33 patients treated experienced none of the above 4-7 years post-EECP treatment. Since over 60% of the original cohort of 33 patients with advanced CHD are alive and well and without new events, this five-year follow-up study suggests that EECP is effective both in the short- and long-term therapy of chronic angina pectoris.

  In 1995, Vasomedical began a large randomized, controlled and double-blinded multicenter clinical study ("MUST-EECP") in four leading university hospitals in the United States to confirm at other sites the patient benefits observed in open studies conducted at the Stony Brook center and to provide scientific evidence of this treatment's effectiveness. The University of California San Francisco, Columbia University College of Physicians & Surgeons at the Columbia-Presbyterian Medical Center in New York, Beth Israel Deaconess Hospital, a teaching affiliate of Harvard Medical School, and Yale University School of Medicine were the institutions that participated in the study. These institutions were later joined by Loyola University, University of Pittsburgh and Grant/Riverside Methodist Hospitals. MUST-EECP was completed in July 1997 and results were announced at the annual meeting of the American Heart Association in November 1997 and of the American College of Cardiology in March 1998. The results of MUST-EECP were published in the Journal of the American College of Cardiology, a major peer-review medical journal, in June 1999.

     This study shows that EECP therapy is a safe and effective choice for more than seven million patients suffering from angina pectoris, a common symptom of CHD. This study provides scientific evidence of this novel treatment's effectiveness, even in patients on maximal medication and for whom invasive revascularization procedures are no longer an option. Results of MUST-EECP confirm clinical benefits shown in previous open trials: a decline in anginal frequency, an increase in the ability to exercise and a decrease in exercise-induced signs of myocardial ischemia.

     MUST-EECP was conducted from May 1995 to July 1997. One hundred and thirty-nine (139) patients suffering from chronic angina pectoris and on maximal medication were randomized to receive treatment or sham. The sham group was treated in a manner identical in every way to the treatment group except that cardiovascular hemodynamics were not affected. Neither patients nor physicians involved with the study knew to which group an individual patient belonged.

     Participants were representative of patients with severe CHD. Average age was 63 years (range 40- 81 years): 88% were males; 58% had undergone either CABG or PTCA; and 49% had experienced prior myocardial infarctions. In addition, among those who benefited, 74% were in Canadian Class II or III, and 55% had "residual" multivessel coronary artery disease despite revascularization.

     Despite a considerable amount of medication prior to and during treatment, patients in the treated group still were able to show improvement averaging 11% in the time before the onset of ischemia demonstrated by stress ECG. Those in the sham (control) group showed no improvement at all. Additionally, even in the maximally medicated patients, exercise duration increased 10% in the average participant receiving treatment as measured by exercise treadmill; exercise duration increased only 6% in the sham group. Study participants followed a four to seven week treatment program. The protocol required patients to undergo EECP in one-hour sessions, until they had completed 35 hours of treatment.

     In fiscal 1999, Vasomedical completed a long-term quality-of-life study with EECP in the same institutions and with the same patients that participated in MUST-EECP. The positive results of this study have already been presented at major scientific meetings, and a publication in a major peer-review journal is expected during 2000.

     In pursuit of its claim expansion program, Vasomedical applied for and received FDA approval in April 1998 to study, under an Investigational Device Exemption protocol, the application of EECP in the treatment of congestive heart failure ("CHF"), a disabling condition affecting nearly 5 million Americans and the most frequent cause of hospitalization for those over 65 years of age. The study is being conducted simultaneously at the University of Pittsburgh, the University of California San Francisco and the Grant Hospital in Columbus,Ohio, and is expected to be completed in April 2000. Favorable preliminary results have been presented at major scientific meetings, including The Heart Failure Society of America in September 1999 and The American College of Cardiology in March 2000. CHF occurs when the heart is unable to pump blood well enough to meet the body's needs. The circulatory system becomes congested when the heart fails to empty its chambers sufficiently, leading to an accumulation in the chest and lower limbs. According to the American Heart Association, 2.5 million men and 2.4 million women in the United States have CHF. About 400,000 new cases of the disease occur each year. The need to find new and effective methods to treat CHF is pressing, since the prevalence of the disease is growing rapidly as a result of the aging population and the improved survival rate of heart attacks, while deaths caused by the disease increased 116% from 1979 to 1995.

Vasomedical's Plans

  Vasomedical's short- and long-term plans are to:

-    Establish EECP therapy as a new standard of care in CHD.
- Publish the results of its long-term quality-of-life outcomes study in a major peer-review medical journal in 2000.
- Engage in educational campaigns designed to highlight the cost-effectiveness and quality-of-life advantages of EECP therapy to State Welfare (Medicaid) agencies, commercial insurance companies, and managed care organizations.
- Complete a feasibility study for the use of EECP in CHF and present preliminary results in 2000.
-    Initiate  a pivotal  multicenter  study for the use of EECP in CHF in 2000.
- Complete the development of an upgraded EECP system and initiate its in-house assembly in fiscal 2000.
-    Continue to  establish a  distribution  network in  international  markets.
- Continue to establish and support academic reference centers in the United States and overseas in order to accelerate the growth and prestige of EECP therapy and to increase the number and diversity of clinical and mode-of-action studies, as well as the number of presentations, publications, speakers and advocates
-    Create new products for use in noninvasive cardiovascular medicine.

Glossary of Terms

Acute Myocardial    heart attack
Infarction

Angina Pectoris     literally "chest pain"

Cardiogenic shock   severe  reduction  in blood  pressure  owing to weak pumping action of the heart

Collateral          the use (recruitment) of small supplemental,  usually unused
circulation         channels through which blood can be made to flow when normal blood supply is impeded because of obstructions in coronary arteries

Coronary Artery     a surgical transplant of a vein to connect the aorta with an
Bypass Graft        obstructed coronary artery
or CABG

Coronary arteries   those that supply blood to the heart muscle

Diastole rest period during which the heart chambers fill with blood and the heart muscle receives most of its supply of oxygen and other nutrients

Enhanced External   "Enhanced" describes Vasomedical's  proprietary system which
Counterpulsation    increases the level of diastolic augmentation by 40-50% over
or EECP             that of earlier devices

Ischemia            lack of blood supply

Occlusion           blockage of blood vessels
Percutaneous
Transluminal
Coronary
Angioplasty
or PTCA             insertion  of a wire  into a  coronary  artery  to  which  a balloon or other instrument is attached for the purpose of widening a narrowed vessel

Stenosis            the narrowing of a blood vessel's diameter

Systole contracting period during which the heart is pumping blood to the rest of the body

Thallium an imaging medium used to detect areas of ischemia within the heart muscle

Sales and Marketing

Domestic Operations

  Vasomedical's direct sales and marketing team consists of eight (8) regional and territory sales managers, four (4) clinical application specialists, customer support and communications managers, and directors of sales and marketing. Their efforts are supplemented by those of a network of independent manufacturers' representatives. Sales and marketing personnel are expected to increase in fiscal 2000.

  Marketing activities are designed to support Vasomedical's direct sales team and independent representatives, and include journal advertising, newsletters, physician educational programs, exhibits at trade shows and seminars at professional association meetings.

  Vasomedical has developed a multi-day, on-site clinical training program for physicians and therapists. After initial customer training, these clinical applications specialists provide routine on- and off-site customer support, including the review of clinical charts, certification of new personnel and updating of customers on new clinical developments.

  Vasomedical employs service technicians responsible for the installation of EECP systems and, in many instances, on-site training of a customer's biomedical engineering personnel. Vasomedical provides a one-year warranty that includes parts and labor. Vasomedical intends to offer extended service to our customers under annual service contracts or on a fee-for-service basis.

  In fiscal 1999 and 1998, Vasomedical had sales to Parimist Funding Corp. and HPSC, Inc. (medical equipment financing firms) in each period, accounting for 21% and 10% of Vasomedical's revenues, respectively.

International Operations

  Vasomedical's key objective is to appoint distributors in exchange for exclusive marketing rights to EECP in their respective countries. Vasomedical currently has distribution agreements for Japan, and some European and Latin American countries. Each distribution agreement contains a number of requirements that must be met for the distributor to retain exclusivity, including minimum performance standards. In most cases, foreign distributors must either obtain an FDA-equivalent marketing clearance or establish confirmation clinical evaluations conducted by local opinion leaders in cardiology. Each distributor is responsible for obtaining any required approval. There can be no assurance that any of Vasomedical's distributors will be successful in obtaining proper approvals for the EECP system in their respective countries or that these distributors will be successful in their marketing efforts. Vasomedical plans to enter into additional distribution agreements to enhance its international distribution base. There can be no assurance that Vasomedical will be successful in entering into any additional distribution agreements.

  To date, revenues from international operations have not been significant. International sales may be subject to certain risks, including export/import licenses, tariffs, other trade regulations and local medical regulations. Tariff and trade policies, domestic and foreign tax and economic policies, exchange rate fluctuations and international monetary conditions have not significantly affected Vasomedical's business to date.

Competition

  Presently, Vasomedical is aware of only one competitor with an external counterpulsation device on the market. While Vasomedical believes that this competitor's involvement in the market is limited, there can be no assurance that this company will not become a significant competitive factor. Further, there can be no assurance that other companies will not enter the market intended for EECP systems. Such companies may have substantially greater financial, manufacturing and marketing resources and technological expertise than those possessed by Vasomedical and may, therefore, succeed in developing technologies or products that are more efficient than those offered by Vasomedical and that would render Vasomedical's technology and existing products obsolete or noncompetitive.

Government Regulations

  The EECP system is subject to extensive regulation by the FDA. Pursuant to the Federal Food, Drug and Cosmetic Act, as amended, the FDA regulates and must approve the clinical testing, manufacture, labeling, distribution and promotion of medical devices in the United States.

  If a medical device manufacturer can establish that a newly developed device is "substantially equivalent" to a device that was legally marketed prior to May 28, 1976, the date on which the Medical Device Amendments of 1976 was enacted, the manufacturer may seek marketing clearance from the FDA to market the device by filing a 510(k) premarket notification. The 510(k) premarket notification must be supported by appropriate data establishing the claim of substantial equivalence to the satisfaction of the FDA. Pursuant to recent amendments to the law, the FDA can now require clinical data or other evidence of safety and effectiveness. The FDA may have authority to deny marketing clearance if the device is not shown to be safe and effective even if the device is
"substantially equivalent" to a device marketed prior to May 28, 1976. Vasomedical's EECP system can be marketed in the United States based on the FDA's determination of substantial equivalence. There can be no assurance that Vasomedical's EECP system will not be reclassified in the future by the FDA and subject to additional regulatory requirements.

  If substantial equivalence cannot be established or if the FDA determines that more extensive efficacy and safety data are in order, the FDA will require the manufacturer to submit a premarket application ("PMA") for full review and approval. Management does not believe that the EECP system will ultimately require PMA approval for continued commercialization; however, Vasomedical so designed the protocol for MUST-EECP as to be able to generate some of the data needed in the event that a PMA is required at some future date.

  Typically it takes one year from the date of filing to complete the PMA review and approval process. There can be no assurance that the FDA would not take more than one year to review and approve a PMA for EECP and there can be no assurance that EECP would receive PMA approval.

In most countries to which Vasomedical seeks to export the EECP system, it must first obtain documentation from the local medical device regulatory authority stating that the marketing of the device is not in violation of that country's medical device laws. The regulatory review process varies from country to country. Presently, Vasomedical is in the process of obtaining regulatory approval of the EECP system overseas.

  There can be no assurance that all the necessary FDA clearances, including approval of any PMA that may eventually be required, and overseas approvals will be granted for EECP , its future-generation upgrades or newly developed products, on a timely basis or at all. Delays in receipt of or failure to receive such clearances could have a material adverse effect on Vasomedical's financial condition and results of operations.

  In June 1998, the EECP system was awarded the CE Mark, which satisfies the regulatory provisions for marketing in all 15 countries of the European Union. The CE Mark was awarded by DGM of Denmark, an official notified regulatory body, under the European Council Directive concerning medical devices. The CE Mark, in combination with the ISO 9001 certification awarded by Underwriter's Laboratories (UL) in February 1998, places Vasomedical in full compliance with requirements for the marketing of the EECP system in the countries of the European Union. The ISO 9001 Certificate covers Vasomedical's design and manufacturing operation for the EECP system and recognizes that Vasomedical has established and operates a world-class quality system.

  Compliance with current Good Manufacturing Practices ("GMP") regulations is necessary to receive FDA approval to market new products and to continue to market current products. Vasomedical's manufacturing (including its contract manufacturer), quality control and quality assurance procedures and documentation are currently in compliance, but will be inspected and evaluated periodically in the future by the FDA.

Third-Party Reimbursements

  Health care providers, such as hospitals and physicians, that purchase or lease medical devices, such as the EECP system, for use on their patients generally rely on third-party payers, principally Medicare, Medicaid and private health insurance plans, to reimburse all or part of the costs and fees associated with the procedures performed with these devices. Even if a device has FDA approval, Medicare and other third- party payers may deny reimbursement if they conclude that the device is not cost-effective, is experimental or is used for an unapproved indication.

  In February 1999, the Health Care Financing Administration ("HCFA"), the federal agency that administers the Medicare program for more than 38 million beneficiaries, issued a national coverage policy for the use of the EECP system for patients with disabling angina pectoris who, in the opinion of a cardiologist or cardiothoracic surgeon, are not readily amenable to surgical interventions, such as balloon angioplasty and cardiac bypass. In July 1999, HCFA communicated payment instructions for the EECP therapy to its contractors around the country, stipulating coverage for services provided on or after July 1, 1999. These instructions were subsequently modified whereby HCFA established a specific code and national payment level effective January 1, 2000.

Vasomedical continues its dialogue with several large commercial health care payers for the establishment of positive coverage policies. Vasomedical believes that its discussions with these third-party payers will, as a minimum, continue to define circumstances that justify reimbursement on a case-by-case basis and create a pathway for rapid review of patient data and determination of medical necessity. To date, there have been many such reimbursements. Vasomedical is optimistic that, given the recent HCFA coverage and payment decisions, as well as the publication of the results of MUST-EECP in JACC, many of these third-party payers will issue positive coverage policies for EECP therapy in
2000. In anticipation of receiving approval for broad-based coverage, Vasomedical will pursue, through the cardiology profession, the establishment of a Current Procedural Code ("CPT") specific to the EECP procedure. Although such code is not essential and although there is no assurance that a new code will be established, Vasomedical believes that having a CPT code specifically assigned to EECP will accelerate the processing of reimbursement claims.

  Limited availability of third-party coverage or the inadequacy of the reimbursement level for treatment procedures using the EECP system would adversely affect Vasomedical's business, financial condition and results of operations. Moreover, Vasomedical is unable to forecast what additional legislation or regulation, if any, relating to the health care industry or Medicare coverage and payment level may be enacted in the future or what effect such legislation or regulation would have on Vasomedical.

Insurance

  Vasomedical currently carries product liability insurance for an aggregate coverage limit of $5,000,000. However, there can be no assurance that it will be able to continue to secure such insurance in adequate amounts or at reasonable premiums. Product liability insurance costs have been increasing rapidly and dramatically during the last few years and many carriers are reducing coverage, insisting upon large deductibles and contributions to defense costs, and abandoning lines. Should Vasomedical be unable to secure adequate product liability insurance, its business could be seriously damaged by claims arising out of the allegedly improper manufacture or use of its products.

Patents and Trademarks

  A U.S. patent (which expires in 2005) covering EECP design and functions was issued in June 1988 and it is now owned by Vasomedical. Additional international and domestic patent applications were filed in May 1993. New US patents were issued to Vasomedical in October 1996 (which expires in 2013), and December 1999 (which also expires in 2013) and several international patents have been issued since then. Such international patents expire in 2013. Vasomedical expects additional international patents to issue during fiscal 2000. Such patents cover several specific enhancements to the current EECP model.

  Moreover, a trademark has been registered for the name "EECP", and in 1999 Vasomedical filed for registration of additional trademarks, including "Natural Bypass".

  Vasomedical pursues a policy of seeking patent protection, both in the United States and abroad, for its proprietary technology. There can be no assurance that Vasomedical's patents will not be violated or that any issued patents will provide protection that has commercial significance. Litigation may be necessary to protect Vasomedical's patent position. Such litigation may be costly and time-consuming, and there can be no assurance that Vasomedical will be successful in such litigation. The loss or violation of Vasomedical's EECP patents and trademarks could have a material adverse effect upon Vasomedical's business.

Employees

     As of March 31, 2000, Vasomedical employed thirty-six full-time persons with ten in sales, four in clinical applications, twelve in manufacturing and service, three in marketing, and seven in administration (including its four executive officers). None of Vasomedical's employees are represented by a labor union. Vasomedical believes that its employee relations are satisfactory.

Manufacturing

     Vasomedical currently contracts for the manufacture of its current EECP system with VAMED Medical Instrument Company Ltd. ("VAMED"), a Chinese company, subject to certain performance standards, as defined. Vasomedical believes that VAMED will be able to meet Vasomedical's needs for EECP systems.

                                 USE OF PROCEEDS

     Vasomedical will not receive any proceeds this offering, except to the extent that the common stock purchase warrants are exercised. If all the common stock purchase warrants are exercised at the exercise price of $1.44 per share, Vasomedical will receive an aggregate $144,000. Vasomedical intends to use the proceeds received on any warrant exercise.

                           PRICE RANGE OF COMMON STOCK

     Vasomedical's common stock is traded in the Nasdaq Small Cap Market under the symbol VASO. The following table sets forth the high and low sales price as reported by the Nasdaq Small Cap for the Vasomedical common stock for the periods indicated:

Common Stock
------------
                                             High            Low
                                             ----            ---
Fiscal Year 1998
   First Quarter                           $  2.063         $1.563
   Second Quarter                          $  3.563         $1.719
   Third Quarter                           $  2.250         $1.719
   Fourth Quarter                          $  2.094         $1.500

Fiscal Year 1999
   First Quarter                           $  1.688         $ .750
   Second Quarter                          $  1.210         $ .625
   Third Quarter                           $  2.063         $ .656
   Fourth Quarter                          $  1.500         $1.000

Fiscal Year 2000
   First Quarter                           $  2.000         $1.219
   Second Quarter                          $  1.688         $ .813
   Third Quarter                           $  3.375         $ .781
   Fourth Quarter (through March 29, 2000) $ 14.188         $5.063

     The closing price of the common stock on March 29, 2000 was $6.41. As of March 29, 2000 there were approximately 924 record holders of the common stock.

                         DIVIDEND POLICY

     Vasomedical has never paid any cash dividends on its Common Stock. There have been no stock dividends declared or paid by Vasomedical on its common stock during the past two years. Payment of future dividends, if any, will be dependent upon the earnings and financial position of Vasomedical and such factors as the Board of Directors shall deem appropriate.

                                PERFORMANCE CHART

     The following graph sets forth the cumulative total return* to Vasomedical's stockholders during the five-year period ended May 31, 1999 as well as an overall stock market index (NASDAQ Stock Market Index) and Vasomedical's peer group index (S&P Medical Products and Supplies):

                                         Cumulative Total Return

                           5/31/94    5/31/95    5/31/96    5/31/97   5/31/98   5/31/99
                           -------    -------    -------    -------   -------   -------


Vasomedical, Inc.             100        137        421        284       263       216
NASDAQ Stock Market (US)      100        119        173        195       247       347
S&P Health Care (Medical
Products and Supplies)        100        147        200        248       330       413

* $100 invested on 5/31/94 in stock or index - including reinvestment of dividends.

                            DESCRIPTION OF SECURITIES

Capital Stock

     The Company's authorized capital stock consists of 110,000,000 shares of common stock, $.001 par value per share ("Common Stock") and 1,000,000 shares of Serial Preferred Stock, $.01 par value per share, of which 500,000 shares have been designated as Series A and issued on December 5, 1994, 150,000 shares have been designated as Series B Convertible Preferred Stock and issued on June 25, 1997, and 175,000 shares have been designated as Series C Convertible Preferred Stock and issued on April 30, 1998. Common Stock

     General. The Company has 110,000,000 authorized shares of common stock, $.001 par value.

     Voting Rights. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders. The Company's Board consists of three classes, each of which serves for a term of three years. At each annual meeting of the stockholders, the directors in only one class will be elected. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the issued and outstanding shares of Common Stock can elect all of the directors of the Company.

  Dividend Policy. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any cash dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.

  Share Purchase Rights. In March 1995, the Company's Board of Directors approved a Shareholder Rights Plan, under which a dividend distribution of one Right for each outstanding share of the Company's Common Stock is authorized. Each Right entitles shareholders to purchase one-half share of Common Stock at a 50% discount to market price if a person or group acquires 20% or more of the Company's outstanding stock. At present, the Company is not aware of any such person or group seeking to acquire 20% or more of the Company's outstanding Common Stock.

  Miscellaneous  Rights  and  Provisions.   Holders  of  Common  Stock  have  no
preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation of dissolution, whether voluntary or involuntary, of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities; subject to the rights of holders of Preferred Stock.

Serial Preferred Stock

  The Board of Directors is authorized by the Company's Certificate of Incorporation to authorize and issue one or more series of Serial Preferred Stock, $.01 par value. To date, 500,000 shares of Series A Preferred Stock have been issued by the Company, which shares have been converted to 1,000,000 shares of Common Stock, 150,000 shares have been designated and issued as Series B Convertible Preferred Stock, which shares have been converted to 2,135,946 shares of Common Stock, and 175,000 shares have been designated and issued as Series C Convertible Preferred Stock, which shares have been converted into 3,095,612 shares of Common Stock. No additional shares of Preferred Stock have been authorized for issuance by the Board and the Company has no present plans to issue any such shares. In the event that the Board of Directors does issue additional Preferred Stock, it may exercise its discretion in establishing the terms of the Preferred Stock. In the exercise of such discretion, the Board of Directors may determine the voting rights, if any, of the series of Preferred Stock being issued, which could include the right to vote separately or as a single class with the Common Stock and/or other series of Preferred Stock; to have more or less voting power per share than that possessed by the Common Stock or other series of Preferred Stock; and to vote on certain specified matters presented to the stockholders or on all of such matters or upon the occurrence of any specified event or condition. On liquidation, dissolution or winding up of the Company, the holders of Preferred Stock may be entitled to receive preferential cash distributions fixed by the Board of Directors when creating the particular series thereof before the holders of the Common Stock are entitled to receive anything. Preferred Stock authorized by the Board of Directors could be redeemable or convertible into shares of any other class or series of stock of the Company.

  The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of Common Stock by, among other things, establishing preferential dividends, liquidation rights or voting power. The issuance of Preferred Stock could be used to discourage or prevent efforts to acquire control of the Company through the acquisition of shares of Common Stock.

                              PLAN OF DISTRIBUTION

     The shares of common stock are traded on the Nasdaq Small Cap Market System under the symbol VASO. The shares may be sold from time to time directly by the selling securityholder. Alternatively, the selling securityholder may from time to time offer such securities through underwriters, dealers or agents. The distribution of securities by the selling securityholder may be effected in one or more transactions that may take place on the Nasdaq Small Cap Market System, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholder in connection with such sales of securities.

  At the time a particular offer of securities is made by or on behalf of the selling securityholder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the selling securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

                                  LEGAL MATTERS

  Certain legal matters in connection with this offering will be passed upon for Vasomedical by Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York 11753.

                                     EXPERTS

  The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent public accountants, as set forth in their reports. The financial statements referred to above have been included herein in reliance upon the authority of those forms as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     Vasomedical has filed with the Securities and Exchange Commission, Washington, D.C., a registration statement under the Securities Act of 1933, with respect to the common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and its exhibits. For further information about Vasomedical and the common stock offered by this prospectus, reference is made to the registration statement and its exhibits. Statements in this prospectus about the contents of any contract or other document are not necessarily complete and in each instance Vasomedical refers you to the copy of such contract or other document filed as an exhibit to the registration statement for a full statement of the provisions of that contract or document.

     Vasomedical is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, Vasomedical files reports, proxy statements and other information with the Commission. You may read and obtain copies of any materials filed by Vasomedical with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of such material can also be obtained from the Securities and Exchange Commission's Web site at the address http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by Vasomedical with the Commission pursuant to the Exchange Act, are incorporated by reference in this prospectus and shall be deemed to be a part of this prospectus:

     (1) Vasomedical's Annual Report on Form 10-K for the fiscal year ended May 31, 1999.

     (2) Vasomedical's Quarterly Reports on Form 10-Q for the quarters ended August 31, 1999, November 30, 1999 and February 29, 2000.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement which is modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Vasomedical will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of that person, a copy of any or all of the documents incorporated by reference; except that Vasomedical will not provide exhibits to the documents incorporated by reference unless the exhibits are specifically incorporated by reference. Requests for copies should be directed to the Secretary, Vasomedical, Inc., 180 Linden Avenue, Westbury, New York 11590, (516) 997-4600.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     Securities and Exchange Commission
     Filing Fee .........................................           $   300
     Legal and Accounting Fees ..........................             9,500
     Miscellaneous ......................................               200
                                                                    -------
     Total ..............................................           $10,000
                                                                    =======

     Vasomedical will pay all of these expenses.

Item 15.  Indemnification of Directors and Officers

     Under provisions of the By-Laws of Vasomedical, each person who is or was a director or officer of Vasomedical may be indemnified by Vasomedical to the full extent permitted or authorized by the General Corporation Law of Delaware.

     Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Vasomedical, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or if a criminal suit is settled, such a person may be indemnified under such law against both
(1) expenses (including attorneys' fees) and (2) judgements, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Vasomedical, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of Vasomedical, or if such suit is settled, such a person may be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Vasomedical except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to Vasomedical, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such expenses.

     Vasomedical and its officers and directors of Vasomedical are covered by officers and directors liability insurance. The policy coverage is $5,000,000, which includes reimbursement for costs and fees. There is a maximum deductible under the policy of $75,000 for each claim. Vasomedical has entered into Indemnification Agreements with certain of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

Item 16.  Exhibits

     4.1  Warrant Agreement
     5    Opinion of Blau, Kramer, Wactlar & Lieberman, P.C.
     23.1 Consent of Grant Thornton LLP
     23.2 Consent  of Blau,  Kramer,  Wactlar &  Lieberman,  P.C.  (included  in
          Exhibit 5 hereof)
     24   Power of Attorney (included on Signature Page).

Item 17.  Undertakings

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned Registrant hereby undertakes:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westbury, New York on the 4th day of April, 2000.

                              VASOMEDICAL, INC.

                              By:/s/ D. Michael Deignan
                                 -----------------------------
                                 D. Michael Deignan
                                 President, Chief Executive Officer and Director Principal Executive Officer

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on April 4, 2000, by the following persons in the capacities indicated. Each person whose signature appears below also constitutes and appoints Abraham E. Cohen and Michael Diegnan, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Signature                           Title
     ---------                           -----

/s/ Alexander G. Bearn              Director
-----------------------------
Alexander G. Bearn

/s/ David S. Blumenthal             Director
-----------------------------
David S. Blumenthal

                                    Chairman of the Board
-----------------------------
Abraham E. Cohen

/s/ D. Michael Deignan              President, Chief Executive Officer and
-----------------------------       Director (Principal Executive Officer)
D. Michael Deignan

/s/ Joseph A. Giacalone
-----------------------------       Chief Financial Officer (Principal Financial
Joseph A. Giacalone                 and Accounting Officer)

/s/ John C.K. Hui
-----------------------------       Senior Vice President, R&D and Manufacturing
John C.K. Hui                       and Director

/s/ Kenneth W. Rind                 Director
-----------------------------
Kenneth W. Rind

/s/ E. Donald Shapiro              Director
-----------------------------
E. Donald Shapiro

/s/ Anthony Viscusi                Director
-----------------------------
Anthony Viscusi

                                    Director
-----------------------------
Zhen-sheng Zheng